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                                                                   EXHIBIT 10.28

                       [TRANSTECHNOLOGY CORPORATION LOGO]

                  engineered products for global partners (TM)

                               February 10, 2004

Gerald C. Harvey
18 Countryside Drive
Summit, NJ 07901

Dear Mr. Harvey:

      This letter agreement (the "Agreement") sets out the agreement between you (the "Executive") and TransTechnology Corporation (the "Corporation") with respect to certain severance arrangements which shall apply only in the event that a Change in Control, as hereinafter defined, of the Corporation occurs after the date hereof.

      1. For the purposes of this Agreement, a "Change in Control" shall mean the occurrence of any one (or more) of the following events after the date of this Agreement:

      a. When (i) the Corporation acquires actual knowledge that any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, is or has become the beneficial owner of shares of the Corporation with respect to which thirty-three percent (33%) or more of the total number of votes for the election of the Corporation's Board of Directors may be cast, and (ii) such person or group publicly makes known, or communicates to the Corporation in writing, its intention to either (A) acquire control of the business of the Corporation, (B) liquidate the Corporation, (C) sell the assets of the Corporation or merge the Corporation with any other persons, or (D) make any material change in the business or corporate structure of the Corporation;

      b. During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election was previously approved by the Board of Directors of the Corporation) cease for any reason to constitute a majority of the Board of Directors of the Corporation; or

      c. The stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation; or

      d. A tender offer or exchange offer is made by any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, for such amount of shares representing a majority of the voting power of the Corporation with respect to the election of the Corporation's Board of Directors, and at least

         700 Liberty Avenue - P.O. Box 3300 - Union - New Jersey 07083

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February 10, 2004
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            such amount of shares of common stock are acquired pursuant to such tender offer.

      2. In the event of a Change in Control of the Corporation, and the termination by the Corporation of the Executive's employment upon such Change in Control or within 24 months thereafter for reason other than Cause, as defined in Paragraph 3 below, or in the event the Executive terminates his employment with the Corporation for "Good Reason," as defined in Paragraph 5 below, in connection with, or within 24 months after a Change in Control, the Corporation shall pay to the Executive an amount equal to (a) 200% of the Executive's annual salary in effect on the date of said termination ("Base Salary"), plus (b) the average of his total bonuses paid or due for each of the last two (2) completed fiscal years prior to the Termination Date as defined below (or, in the event the Executive has been employed by the Corporation for less than two (2) fiscal years and has received only one bonus, an amount equal to the bonus received by the Executive), plus (c) the working days pay equivalent of earned but unused vacation, comp time and sick time, plus (d) the fair market value of any accrued but unvested restricted stock and stock options outstanding as of the Executive's Termination Date, plus (e) all accrued and unpaid salary, less any governmentally required withholdings on the foregoing. As used in clause (d), the term "fair market value" means the closing price of the common stock of the Corporation on the New York Stock Exchange on the Termination Date, less any amounts remaining to be paid by the Executive for such restricted stock or the exercise of such stock options.

            Subject to Paragraph 6 below, said lump sum shall be paid in two (2) installments, the first installment to be in an amount which (x) does not, in combination with all other compensation received by the Executive in the same fiscal year, exceed the deductible limit for the Executive's compensation under Internal Revenue Code Section 162(m) and (y) subject to the preceding clause (x), is equal to the maximum aggregate amount which can be paid to the Executive without constituting Excess Parachute Payments as defined in Paragraph 6 below. The first installment shall be paid within 10 days of the Executive's last day of employment with the Corporation (said last day being hereinafter the "Termination Date") and the second installment, which shall equal the balance due to the Executive under this Agreement, shall be paid within ten (10) days of the close of the Corporation's fiscal year in which the first installment was paid; provided that in the event of a breach by the Corporation of this Agreement as set out in Paragraph 10 below, the aforesaid sums referenced in clauses 2(a) through (e) above shall be paid in one installment within ten (10) days of the exercise by the Executive of his rights under Paragraph 10. The aforesaid sums referenced in clauses 2(a) through (e) shall be in addition to all other amounts which may become payable to the Executive pursuant to other agreements and plans which the Corporation may have in force for the benefit of its executive employees and for which the Executive is eligible, including without limitation the agreements and plans referred to in paragraph 17 below; provided that any amount paid to the Executive pursuant to the Corporate Severance Pay Plan of the Corporation shall be credited against amounts due under this Agreement. The Corporation shall continue to provide the Executive for a period of 24 months from the Termination Date with life, health, and disability insurance coverage substantially identical to the coverage maintained for the Executive prior to the Termination Date.

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February 10, 2004
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      3.    For purposes of this Agreement, termination for "Cause" shall mean only the following conduct by the Executive:

            a.   material breach of any provision of this Agreement;

            b. breach of fiduciary duty to the Corporation involving personal gain or profit;

            c. intentional and repeated failure to perform material stated duties;

            d. conviction of any felony, any crime involving moral turpitude, or any crime committed in the conduct of his or her official duties which is materially adverse to the welfare of the Corporation.

            The Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Corporation at a meeting of the Board of Directors duly called and held for the purpose (and reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors of the Corporation the Executive was guilty of conduct specified in this Paragraph 3 and specifying the particulars thereof in detail. Except in the event of a conviction as described in subparagraph 3(d), in no event will the Executive be subject to termination for Cause pursuant to this Agreement unless the Executive shall have failed to cure, correct or prevent the alleged breach or failure within thirty (30) days after such resolution has been delivered to the Executive.

      4. This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the Chairman of the Board and Chief Executive Officer of the Corporation. In the event of such termination by the Executive, the Corporation shall be obligated only to continue to pay the Executive his salary up to the date of termination, and those retirement and/or employee benefits which have been earned or become payable up to the date of termination.

      5. For purposes of this Agreement, "Good Reason" shall mean the occurrence, in connection with, or within 24 months after, a Change in Control, of any of the events or conditions described in subparagraphs (a) through (g) hereof without the Executive's express written consent. Executive's right to terminate his employment pursuant to this Paragraph 5 shall not be affected by his incapacity due to physical or mental illness.

            a. A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) Cause, (ii) as a result of his death or (iii) by the Executive other than for Good Reason;

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February 10, 2004
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            b.    A reduction by the Corporation in the Executive's Base Salary as in effect on the date of a Change in Control or as the same may be increased from time to time;

            c. The intention to relocate or transfer the Executive to a location outside a 50 mile radius of the location which is his primary office location as of the date immediately preceding the date of a Change in Control.

            d. The adverse and substantial alteration in the nature and quality of the office space from which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to him;

            e. The failure by the Corporation to continue to provide the Executive with compensation and benefits provided as of the date hereof or benefits substantially similar to those provided under any of the employee benefit plans in which the Executive becomes a participant or the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material benefit enjoyed by him at the time of the Change in Control;

            f. Any material breach by the Corporation of any provision of this Agreement; or

            g. The failure of the Corporation to obtain a satisfactory agreement from any successor or assignee of the Corporation to assume and agree to perform this Agreement, as contemplated in Paragraph 10 hereof.

      6. If the benefits payable under this Agreement and any other payments otherwise payable to the Executive by the Corporation (collectively referred to as "Severance Benefits") have a Present Value (as defined herein) equal to or in excess of three times the Executive's Base Amount (as defined herein) and, in addition thereto, meet the other requirements set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") so that the Severance Benefits constitute "Parachute Payments" (as defined in Section 280G of the Code), the Executive may elect to apply the provisions set out below.

            a. In the event that any Severance Benefits to be made to the Executive by the Corporation, whether pursuant to this Agreement or otherwise, upon termination of the Executive's employment pursuant hereto are deemed, in the opinion of the Corporation's independent public accountants (the "Accountants") to constitute Parachute Payments, the Executive may, upon written notification by the Corporation of the determination of the Accountants, elect to receive any combination of Severance Benefits from the Corporation due to him as a result of termination which equal the maximum aggregate amount which can be paid to the Executive without constituting Excess Parachute Payments as defined in Section 280G of the Code. The Executive undertakes to make such election in the event that receipt by him of amounts constituting Excess Parachute Payments will result in a net amount payable to him after taxes which is less than the amount he would be entitled to receive by making the aforesaid election. The

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            written notification by the Corporation of any determination of the
            Accountants pursuant to this Paragraph 6 shall be provided to the Executive within five (5) business days of the Termination Date, and shall (i) list all Severance Benefits which are deemed to constitute Parachute Payments in the opinion of the Accountants, and (ii) contain the Corporation's opinion as to the Present Value of each of such Severance Benefits, which opinion shall be determined in consultation with the Accountants. Any election by the Executive pursuant to this paragraph shall be made by the Executive and submitted to the Corporation by the thirtieth (30th) day following the Termination Date, and the Corporation shall pay to the Executive the Severance Benefits specified in such election in one (1) or two
            (2) installments, as the case may be, the first installment to be in an amount equal to the maximum amount which can be paid to the Executive which does not, in combination with all other compensation received by the Executive in the same fiscal year, exceed the deductible limit for the Executive's compensation under Internal Revenue Code Section 162(m). The first installment shall be paid within five (5) business days of receipt of such election, and the second installment, if needed, which shall equal the balance, if any, due to the Executive under such election shall be paid within ten (10) days of the close of the Corporation's fiscal year in which the first installment was paid.

            b. In the event that the Executive does not file a written election with the Corporation pursuant to subparagraph (a) upon receipt of a written notification by the Corporation of the Accountant's determination that Severance Benefits to which the Executive is entitled upon termination constitute Excess Parachute Payments, then the Corporation shall pay the Executive all Severance Benefits due him pursuant to this Agreement or otherwise.

            c. For purposes of this Paragraph 6, Present Value means the value determined under the rules provided in Proposed Treasury Regulations under Section 280G of the Code, and Base Amount means the average annual compensation payable to the Executive by the Corporation and includable in the Executive's gross income for Federal income tax purposes during the shorter of the period consisting of the most recent five taxable years ending before the date of any Change in Control or the portion of such period during which the Executive was an employee.

            d. References to Code Section 280G herein are intended as references to Section 280G as added to the Code by the Tax Reform Act of 1984, Pub. L. No. 98-369, 98th Cong., 2nd Sess., and as it may be amended.

            e. In the event the Corporation fails to give the notification to the Executive of the determination by the Accountants as contemplated by subparagraph 6(a) hereof; or if the Accountants erroneously fail to determine the existence of Excess Parachute Payments; or in the event of any other circumstance caused by the Corporation which results in the imposition of tax pursuant to
            Section 4999 of the Code, then any such tax, including any penalty or interest paid by the Executive (the "Excise Tax") shall be reimbursed to the Executive by the Corporation. In addition, the Executive shall be entitled to receive an additional payment or payments (a "Gross Up Payment") in an amount such that, after payment by the Executive of all taxes (including federal, state and local taxes and any interest or penalties imposed with respect to such taxes and including

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            any Excise Tax) imposed upon the Gross Up Payment, the Executive and/or his estate collectively retain (or have withheld and credited on his behalf for tax purposes) an amount of the Gross Up Payment equal to the Excise Tax.

      7. All reasonable legal fees, arbitration fees, and expenses paid or incurred by the Executive relating to any dispute, controversy or claimed breach regarding this Agreement shall be paid or reimbursed by the Corporation, if the Executive is successful, or as may be determined to be appropriate by any arbitrator's award based on the relative merits of the two parties.

      8. The Executive agrees that during the term of this Agreement, and for a period of two (2) years commencing the Termination Date, he will not directly or indirectly:

            a. Solicit, divert or take away any of the customers, business or patronage of the Corporation or its subsidiaries or affiliates; or

            b. Induce or attempt to influence any employee of the Corporation or its subsidiaries or affiliates to terminate his or her employment therewith.

            c. In the event of a breach or threatened breach by the Executive of the provisions of this Paragraph 8, the Corporation, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

      9. The Executive shall not, during the term of this Agreement, have any other employment (exclusive of volunteer services with not-for-profit institutions or occasional speaking engagements) except with the prior approval of the Chairman of the Board and Chief Executive Officer of the Corporation.

      10. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms that he would be entitled to hereunder if he terminated his employment for Good Reason in connection with, or within 24 months after, a Change in Control.

            This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns.

      11. This Agreement is personal to each of the parties hereto and, except as provided in Paragraph 10, neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

      12. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested with postage prepaid, or delivered

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      by next day courier service such as is offered by Federal Express and competing carriers, to the following addresses or to such other address as either party may designate by like notice.

            If to the Corporation, to:

                        TransTechnology Corporation
                        700 Liberty Avenue
                        Union, New Jersey 07083
                        Attention: President and Chief Executive Officer

            If to the Executive, to:

                        Gerald C. Harvey
                        18 Countryside Drive
                        Summit, NJ 07901

      13. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

      14. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event a court declares a provision of this Agreement to be invalid or unenforceable, that court may, in the exercise of its discretion, reform the provision so that it is valid and enforceable to the greatest extent possible.

      15. This Agreement shall, except to the extent that Federal law shall be deemed to preempt it, be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and performed within the State.

      16. Except for injunctive relief, any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration at a site in the State of New Jersey and administered by the American Arbitration Association ("AAA") in accordance with the National Rules for the Resolution of Employment Disputes of the AAA then in effect. Notwithstanding the pendency of any arbitration proceeding, the Corporation will continue to pay the Executive's full compensation in effect when the dispute, controversy, or claimed breach, arose and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was then participating, until the matter submitted to arbitration is finally resolved. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction.

      17. Nothing in this Agreement amends or modifies, or shall be deemed or construed to amend or modify, the terms and provisions (including the triggers and dates of payments thereunder) of any stock option granted by the Corporation to the Executive, or restricted stock agreement between the Corporation and the Executive, or the provisions of the 1992 Long Term Incentive Plan and the 1999 Long Term Incentive Plan.

      18. Absent a change in control or unless extended in writing by the parties hereto, this Agreement shall expire on January 31, 2006.

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      Please signify your agreement to the terms of this Agreement by signing in the space provided below and returning one (1) fully executed copy to the undersigned.

                                  TRANSTECHNOLOGY CORPORATION

                                  /s/ Robert L.G. White
                                  -------------------------------------
                                           Robert L.G. White
                                  President and Chief Executive Officer

Accepted and agreed:

/s/ Gerald C. Harvey
------------------------
Gerald C. Harvey